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                                                                     Exhibit 23a


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





To the Board of Directors of
J. C. Penney Company, Inc.


We consent to incorporation by reference herein of our reports dated February 22, 1996 relating to the consolidated financial statements and financial statement schedule of J. C. Penney Company, Inc. and subsidiaries and the financial statements of J. C. Penney Funding Corporation as of January 27, 1996, January 28, 1995, and January 29, 1994, and for each of the years in the three-year period ended January 27, 1996, and to the reference to our firm under the heading "Experts" in the registration statement.

Our report covering the consolidated financial statements of J. C. Penney Company, Inc. and subsidiaries refers to the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, in 1995, Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, in 1994, and Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, in 1993.




                                            /S/ KPMG Peat Marwick LLP




Dallas, Texas
March 14, 1997